Exhibit 99.1

RICHARD S. FULD, JR.

May 14,2009

Mr. Bryan Marsal

Alvarez & Marsal

Co-Chief Executive Officer

1271 Sixth Avenue

35th Floor

New York, NY 10020

Dear Bryan:

As you know, I agreed at your request to continue to serve as Chairman of the Board of Directors of Lehman Brothers Holdings, Inc. for a reasonable transition period to assist Alvarez & Marsal.

I believe that we have worked together effectively in achieving an appropriate transition. Accordingly, I believe it is now time for me to move on and to resign as Chairman of the Board.

Please consider this letter as my resignation as Chairman of the Board of Directors of Lehman Brothers Holdings, Inc. effective May 15, 2009. I will, of course, be available to assist you in any way I can.

Sincerely,

/s/ Richard S. Fuld, Jr.